TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

DECEMBER 31, 2003 and 2002

(Expressed in thousands of U.S. Dollars—except per share data)

ASSETS	December 31, 2003	December 31, 2002

CURRENT ASSETS:
Cash and cash equivalents	$86,813	39,674

Cash, restricted	—	7,000
Receivables—
Trade accounts receivable	13,405	12,244
Insurance claims	2,750	3,277
Due from related party	3,836	3,820
Advances and other	6,623	5,179

	26,614	24,520

Inventories	3,381	3,275
Prepayments and other	1,205	1,283

Total current assets	118,013	75,752

INVESTMENT	—	10,577
FIXED ASSETS:
Advances for vessels under construction	33,421	41,963

Vessels	800,870	670,452
Accumulated depreciation	(146,208)	(117,309)

Net Book Value	654,662	553,143

Total fixed assets	688,083	595,106

DEFERRED CHARGES, net	20,454	13,110

Total assets	$826,549	694,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$41,602	30,211

Accounts payable—
Trade	19,588	17,188
Other	2,067	—

	21,655	17,188

Accrued liabilities	6,092	6,731
Accrued bank interest	2,279	1,385
Financial instruments, fair value	5,097	7,838
Unearned revenue	3,611	2,003
Deferred income, current portion	4,005	838

Total current liabilities	84,341	66,194

LONG-TERM DEBT, net of current portion	411,018	355,741

DEFERRED INCOME, net of current portion	16,457	5,166

CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, $ 1.00 par value; 40,000,000 shares authorized at December 31,2003 and 2002; 17,169,623 and 17,022,723 issued and outstanding at December 31, 2003 and 2002, respectively.	17,170	17,023
Additional paid-in capital	203,793	202,862
Other comprehensive (loss)/income	(1,431)	(629)
Retained earnings	95,201	48,188

Total stockholders’ equity	314,733	267,444

Total liabilities and stockholders’ equity	$826,549	694,545

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002

(Expressed in thousands of U.S. Dollars—except per share data)

	Year ended December 31,
	2003		2002
REVENUES:
Revenue from vessels	$241,365		$130,004
Commissions	(11,296)		(6,364)

Revenue from vessels, net	230,069		123,640

EXPENSES:
Voyage expenses	61,325		32,838
Vessel operating expenses	49,922		32,347
Depreciation	32,877		24,429
Impairment loss	—		10,781
Amortization of deferred charges	7,835		4,315
Provision for doubtful debts	696
Management fees	4,470		3,239
General and administrative expenses	2,415		1,261

Operating income	70,529		14,430

OTHER INCOME (EXPENSES):
Interest and finance costs, net	(12,375)		(11,385)
Interest Income	387		736
Foreign currency gains (losses)	(389)		(84)
Share of profits of joint-venture	602		197
Gain on sale of vessels	541		0
Other, net	(242)		0

Total other income (expenses), net	(11,476)	–	(10,536)

Net Income	$59,053		$3,894

Earnings per share, basic	$3.44		$0.25

Earnings per share, diluted	$3.43		$0.25

Weighted average number of shares, basic	17,153,750		15,717,065

Weighted average number of shares, diluted	17,201,456		15,854,904

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002

(Expressed in thousands of U.S. Dollars—except per share data)

	Three months ended December 31,
	2003		2002
REVENUES:
Revenue from vessels	$63,532		$41,144
Commissions	(3,117)		(1,902)

Revenue from vessels, net	60,415		39,242

EXPENSES:
Voyage expenses	14,532		11,422
Vessel operating expenses	15,277		9,880
Depreciation	8,551		7,084
Impairment loss	—		10,781
Amortization of deferred charges	1,946		1,224
Provision for doubtful debts	696		—
Management fees	1,215		915
General and administrative expenses	1,114		563

Operating income	17,085		(2,627)

OTHER INCOME (EXPENSES):
Interest and finance costs, net	(3,540)		(1,676)
Interest Income	88		77
Foreign currency gains (losses)	(130)		(36)
Share of profits of joint-venture	(19)		197
Gain on sale of vessels	541		0
Other, net	261		—

Total other income (expenses), net	(2,799)	–	(1,438)

Net Income	$14,286		$(4,065)

Earnings per share, basic	$0.83		$(0.24)

Earnings per share, diluted	$0.83		$(0.24)

Weighted average number of shares, basic	17,169,623		17,037,401

Weighted average number of shares, diluted	17,210,602		17,175,240

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002

(Expressed in thousands of U.S. Dollars)

	Year ended December 31,		Three months ended December 31,
	2003	2002	2003	2002
Cash Flows from Operating Activities:
Net income (loss)	$59,053	$3,894	$14,285	$(4,065)
Adjustments to reconcile net income to net cash provided by operating				—
activities:				—
Depreciation	32,877	24,429	8,551	7,085
Impairment Loss	—	10,781		10,781
Amortization of deferred dry-docking costs	7,835	4,315	1,946	1,224
Amortization of loan fees	685	286	44	117
Amortization of deferred income	(1,379)	(838)	(751)	(210)
Change in fair value of interest rate swaps	(3,543)	3,822	(704)	683
Share of profits of joint-venture	(602)	(197)	19	(197)
Payments for dry-docking	(15,114)	(8,265)	(1,631)	(2,114)
(Increase) Decrease in:				—
Receivables	(2,109)	(12,589)	2,019	(11,316)
Inventories	(106)	(1,847)	1,407	(433)
Prepayments and other	78	153	258	477
Increase (Decrease) in:				—
Accounts payable	4,467	7,185	(4,023)	4,671
Accrued liabilities	272	1,412	(3,281)	2,908
Unearned revenue	1,607	204	461	354

Net Cash from Operating Activities	84,021	32,745	18,600	9,965

Cash Flows from Investing Activities:
Advances for vessels under construction	(32,096)	(39,771)	(7,438)	(4,160)
Vessel acquisitions and/or improvements	(186,775)	(210,898)	—	(74,520)
Payments for investment in joint venture	(36)	(7,130)	(19)	(7,130)
Return of investment in joint venture	11,215	—	3,250	—
Proceeds from sale of vessels	108,854	—	108,854	—
Restricted cash for performance guarantee	7,000	815	3,800	—

Net Cash (used in)/from Investing Activities	(91,838)	(256,984)	108,447	(85,810)

Cash Flows from Financing Activities:
Proceeds from long-term debt	159,910	185,371	—	90,553
Financing costs	(749)	(716)	363	(421)
Payments of long-term debt	(93,242)	(43,877)	(71,449)	(875)
Proceeds from public offering, net of related costs	—	100,382	—	(7)
Exercise of stock options	2,870	—	—	—
Cash dividend	(12,040)	(8,542)	(8,584)	(8,542)
Repurchase and cancellation of common stock	(1,792)	(1,979)	—	(613)

Net Cash from/(used in) Financing Activities	54,957	230,639	(79,670)	80,095

Net increase in cash and cash equivalents	47,139	6,400	47,377	4,250
Cash and cash equivalents at beginning of period	39,674	33,274	39,436	35,424

Cash and cash equivalents at end of period	$86,813	$39,674	$86,813	$39,674